STOCKHOLDERS AGREEMENT

                             Dated February __, 2001



     The parties to this agreement are The Liverpool Limited Partnership and Elliott International, L.P. (together, the "Elliott Holders") and Stonehill Institutional Partners, L.P. and Stonehill Offshore Partners Limited (together, the "Stonehill Holders").

     Sunshine Mining and Refining Company, a Delaware corporation ("Sunshine"), Sunshine Argentina, Inc. and Sunshine Precious Metals, Inc. (together, the "Sunshine Companies") have filed a Joint Chapter 11 Plan of Reorganization (the "Plan") in the United States Bankruptcy Court for the District of Delaware, which Plan was co-proposed by the Elliott Holders and the Stonehill Holders, and which Plan provides for a restructuring of Sunshine (the "Restructuring").

     Upon completion of the Restructuring, the Elliott Holders will own approximately 50.98% of the outstanding shares of Sunshine's Common Stock (the "Shares") and the Stonehill Holders will own approximately 39.01% of the Shares.

     The parties wish to provide for certain matters with respect to the Shares owned by the Elliott Holders and the Stonehill Holders.

     It is therefore agreed as follows:

     1.   Directors.
          ---------

          1.1 Election. During the period commencing on the date that the Plan is consummated and the Shares are issued to the Elliott Holders and the Stonehill Holders and, except as provided in section 3, ending on the date that the Elliott Holders or the Stonehill Holders (and their affiliates) own less than 10% of the then outstanding Shares, the Elliott Holders and the Stonehill Holders shall vote (or shall cause to be voted) all Shares beneficially owned by them or their affiliates (including any Shares acquired after the consummation of the Plan), and shall take all other action necessary, to cause the board of directors of each of Sunshine, Sunshine International Mining, Inc., a newly formed subsidiary of Sunshine ("Newco") and Sunshine Argentina, Inc., all of the stock of which will be owned by Newco ("Argentina"), to consist of five directors and to cause the election to the board of directors of each of Sunshine, Newco and Argentina of two nominees of the Elliott Holders, two nominees of the Stonehill Holders and one member of management of Sunshine designated by the Chairman of the Board of Sunshine.





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          1.2  Removal; Vacancies.
               ------------------

               (a)  If, during  the  period  that  the  Elliott  Holders  or the
Stonehill Holders are entitled to nominate directors pursuant to section 1.1, the Elliott Holders or the Stonehill Holders give notice to the other Holders of their wish to remove a director previously nominated by them and elected in accordance with section 1.1, the other Holders shall vote all Shares beneficially owned by them (or their afffiliates) in favor of removing that director and shall take all other action incidental to that vote as the Elliott Holders or the Stonehill Holders, as the case may be, reasonably request to cause that director to be removed.

               (b) If, during the period that the Elliott Holders or the Stonehill Holders are entitled to nominate directors pursuant to section 1.1, any director previously nominated and elected pursuant to section 1.1 ceases to hold office, the Holders that nominated the director who ceased to hold office promptly shall nominate an individual to fill the vacancy so created for the unexpired term, and each of the other Holders shall vote all Shares beneficially owned by them to cause the individual so nominated to be elected to fill the vacancy and shall take all other action incidental to that vote that the Elliott Holders or the Stonehill Holders, as the case may be, reasonably request to elect that director.

     2. Extraordinary Transactions. The Elliott Holders and the Stonehill Holders shall take all action necessary to require that any of the following actions (the "Extraordinary Actions") shall only be approved by Sunshine, Newco or Argentina if approved by at least 66- 2/3% of the total number of directors of Sunshine, Newco or Argentina, as the case may be:

          (a) a merger or consolidation involving Sunshine, Newco or Argentina, or the sale of all or substantially all of the assets of Sunshine, Newco or Argentina;

          (b) the appointment of the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of Sunshine, Newco or Argentina;

          (c) the issuance of any shares of common stock of Sunshine, Newco or Argentina or any options, warrants or rights to purchase, or any securities convertible into, shares of common stock of Sunshine, Newco or Argentina;

          (d) a change in the number of the members of the board of directors of Sunshine, Newco or Argentina;

          (e) any transaction between Sunshine, Newco or Argentina and any affiliate of Sunshine, Newco or Argentina or any affiliate of any Elliott Holder or Stonehill Holder (other than transactions between Sunshine and any wholly-owned subsidiary of Sunshine other than Newco or Argentina);



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          (f)  any  borrowing by Sunshine,  Newco or Argentina in excess of U.S.
$3,000,000 (excluding the $5 million exit facility from the Elliot Holders and the Sunshine Holders and any refinancing thereof);

          (g) any material agreement with a material impact on the value or the marketability of the Pirquitas Mine located in Jujuy, Argentina; or

          (h) any amendment of the certificate of incorporation or by-laws of Sunshine, Newco or Argentina.

     3. Assignment. Any transferee (or group of related transferees) of any Shares from any Elliott Holder or any Stonehill Holder, and the Shares owned by any such transferee, shall not be subject to the terms of this agreement, except that this agreement shall inure to the benefit of, and be binding upon, (a) any transferee that is an affiliate of any Elliott Holder or any Stonehill Holder, and (b) any transferee (or group of related transferees or transferees acting in concert) that acquires, directly or indirectly, in one or a series of transactions, from one or more of the Elliott Holders or one or more of the Stonehill Holders, 50% or more of the Shares originally owned by the Elliott Holders or the Stonehill Holders, as the case may be. Any such transferee shall execute an agreement to become a party to this agreement in form and substance reasonably satisfactory to Newco and the other Holders, and all references to the Elliott Holders or the Stonehill Holders, as the case may be, shall include such transferee(s).

     4.   Miscellaneous.
          -------------

          4.1 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to agreements made and to be performed wholly in New York.

          4.2 Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered personally or mailed by registered mail, return receipt requested, at the following address (or at such other address as a party may designate by notice given to the others):

          If to the Elliott Holders, to them at:

               c/o Elliott Management Corporation
               712 Fifth Avenue
               New York, New York 10019
               Attn: Dan Gropper

          with a copy to:

               Kleinberg, Kaplan, Wolff & Cohen, P.C.
               551 Fifth Avenue


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               New York, New York 10176
               Attn: Lawrence D. Hui, Esq.




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          If to the Stonehill Holders, to them at:

          126 East 56th Street
          New York, NY 10022
          Attn:  John Motulsky

          with a copy to:

          Proskauer Rose LLP
          1585 Broadway
          New York, NY 10036
          Attn:  Lawrence H. Budish, Esq.

          4.3 Counterparts. This agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

          4.4 Equitable Relief. The parties acknowledge that the remedy at law for breach of this agreement would be inadequate and that, in addition to any other remedy a party may have for a breach of this agreement, that party shall be entitled to an injunction restraining any such breach or threatened breach, or a decree of specific performance, without the necessity of showing actual damages and without any bond or other security being required. The remedy provided in this section 4.4 is in addition to, and not in lieu of, any other rights or remedies a party may have.

          4.5 Separability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect, and, if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

          4.6 Entire Agreement . This agreement contains a complete statement of all the arrangements among the parties with respect to its subject matter, supersedes all existing agreements among them with respect to that subject matter and may not be changed or terminated orally.




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          4.7  Affiliate,  etc. As used in this  agreement,  an affiliate of any person means any person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified person, and beneficial ownership shall be determined in accordance with the rules under the Securities Exchange Act of 1934.

                                        THE LIVERPOOL LIMITED PARTNERSHIP

                                        By:__________________________________
                                                 Name:
                                                 Title:

                                        WESTGATE INTERNATIONAL, L.P.

                                        By:__________________________________
                                                 Name:
                                                 Title:

                                        STONEHILL INSTITUTIONAL PARTNERS, L.P.

                                        By:__________________________________
                                                 Name:
                                                 Title:

                                        STONEHILL OFFSHORE PARTNERS LIMITED

                                        By:__________________________________
                                                 Name:
                                                 Title:


ACKNOWLEDGED:

SUNSHINE MINING AND REFINING COMPANY

By:__________________________________
         Name:
         Title:




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